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                           FIRST AMENDMENT (this "Amendment") dated as of April
                  9, 1997, to the EMPLOYMENT AGREEMENT (the "Agreement") dated as of January 17, 1997, between STANT CORPORATION, a Delaware corporation (the "Company"), and JOHN P. REILLY, an individual ("Executive").


         WHEREAS the Company and Executive wish to amend the Agreement in connection with the execution by the Company of the Agreement and Plan of Merger (the "Merger Agreement") dated as of the same date as this Amendment among Tomkins Corporation ("Parent"), E&W Acquisition Corp. ("Sub") and the Company.

         NOW, THEREFORE, in consideration of the covenants and the agreements herein contained, the parties agree as follows:

         1. Capitalized terms used but not defined in this Amendment shall have the meanings given such terms in the Agreement or the Merger Agreement.

         2. Other than Section 8 (which will become effective immediately), this Amendment shall become effective upon the first acceptance of shares by Sub pursuant to the Offer.

         3. Section 3(a)(ii) of the Agreement is hereby amended and restated to read as follows:

         "(ii) December 10, 1997 (or such later date as the parties may agree if the integration of Parent and the Company has not yet been completed),".

         4. Section 4(a) of the Agreement is hereby amended by deleting the words "or if the Term of Employment expires pursuant to Section 3(a)(ii)".

         5. Section 4(b) of the Agreement is hereby amended and restated to read as follows:

         "(b) Termination by Company for its Convenience or by Executive for Good Reason or Expiration. If the Term of Employment is terminated by the Company for its convenience pursuant to Section 3(e) or by Executive for Good Reason pursuant to Section 3(g) or if the Term of Employment expires pursuant to Section 3(a)(ii), the Company shall:




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         (i) continue to pay or provide to Executive the amounts and benefits described in Section 2 until the Termination Date;

         (ii) not later than the fifth business day following the Termination Date, pay Executive in cash an amount equal to two times the Base Salary in effect at the Termination Date;

         (iii) not later than the fifth business day following the Termination Date, pay Executive in cash an amount equal to any accrued and unpaid vacation pay;

         (iv) as soon as such amount can be computed and, in any event, not later than the 60th business day following the Termination Date, pay Executive in cash an amount equal to any earned but unpaid compensation under any incentive compensation plan in which Executive participated during the Term of Employment for all calendar years ended during the Term of Employment;

         (v) provide any rights or benefits to which Executive may be entitled under COBRA;

         (vi) provide, in accordance with the terms of any such plan, any rights or benefits to which Executive may be entitled under any tax-qualified or nontax-qualified welfare or retirement plan of the Stant Group, including the Company's Pension Restoration Plan; and

         (vii) provide Executive with continued participation in the Company's automobile program and club dues program as in effect on the Termination Date from the Termination Date through the last day of the 24th complete calendar month following the Termination Date (the "Twenty-Four Month Benefit Termination Date")."

         6. Section 8 of the Agreement is hereby amended and restated to read as follows:

         "8. Noncompete. (a) If the Term of Employment is terminated by the Executive pursuant to Section 3(e) or by the Company pursuant to Section 3(b) or if the Term of Employment expires pursuant to Section 3(a)(ii), for a period of six months after the Termination Date, Executive shall not: (i) directly or indirectly engage in any business substantially similar to the business conducted by the Stant Group or Gates Rubber Company in any geographical area in which the Stant Group or Gates Rubber Company conducts such business; (ii) participate in the sale to any customer of the Stant Group or Gates Rubber Company of products which



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are substantially similar to those sold to such customer by the Stant Group or
Gates Rubber Company; (iii) have any significant interest, directly or indirectly, in any such business; provided, however, that nothing herein will prevent Executive from owning in the aggregate not more than 5% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no participation in the management of such corporation; or (iv) directly or indirectly solicit or induce any employee of the Stant Group or Gates Rubber Company to terminate his or her employment with the Stant Group or Gates Rubber Company or otherwise interfere with such employee's employment relationship with the Stant Group or Gates Rubber Company.

         (b) If the Term of Employment is terminated by the Company for its convenience pursuant to Section 3(e) or by Executive for Good Reason pursuant to Section 3(g) or if the Term of Employment expires pursuant to Section 3(a)(ii), then, in addition to Executive's obligations under Section 8(a) and the Company's obligations under Section 4:

         (i) on the fifth business day following the Termination Date, the Company shall pay Executive in cash the sum of $1,000,000; and

         (ii) subject to receipt of the payment referred to in clause (i) above, until the second anniversary of the Termination Date Executive shall not accept employment with, or act as a director or officer of or advisor or consultant to, or have any significant ownership interest in, Cooper Industries, Inc., ITT Industries, Inc., Bosch (Robert) Gmbh, Valeo S.A., The Goodyear Tire & Rubber Company, Mark IV Industries, Inc. or any other business that manufactures, sells or purchases automotive windscreen wipers for use in the United States.

         (c) This Section 8 shall not prevent Executive from continuing to serve as a director of Trinova."

         7. Except as set forth in this Amendment, all the provisions of the Agreement are hereby ratified and confirmed.




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         8. Prior to the acceptance of shares by Sub pursuant to the Offer, the
Company shall pay Executive $500,000 of the signing bonus pursuant to Section 2(g) of the Agreement.


         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.


                                                STANT CORPORATION,

                                                by  /s/ Ward W. Woods
                                                   ----------------------------
                                                    Name:  Ward W. Woods
                                                    Title:  Chairman


                                                    /s/ John P. Reilly
                                                   ----------------------------
                                                    John P. Reilly